Exhibit 99.1

Rigel Announces First Quarter 2003 Financial Results

South San Francisco, Calif.

May 6, 2003

Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the first quarter ended March 31, 2003.

Rigel reported revenue from collaborations of $4.5 million in the first quarter of 2003, compared to $4.1 million in the first quarter of 2002. Included in the first quarter of 2003 revenue was a milestone payment from Daiichi Pharmaceuticals Co., Ltd, in conjunction with the companies’ collaboration to develop a new type of oncology drug.

Total operating expenses were $12.0 million in the first quarter of 2003, compared to $12.5 million in the first quarter of 2002 and $11.7 million in the fourth quarter of 2002.

For the first quarter of 2003, Rigel reported a net loss of $7.8 million, or $0.17 per share, compared to a net loss of $8.4 million, or $0.19 per share, in the same period last year.

Rigel reported cash, cash equivalents and short-term investments of $22.2 million as of March 31, 2002, compared to $27.3 million at December 31, 2002.

“During the first quarter of 2003, we laid the foundation for efficiently and effectively advancing our top three drug leads into clinical development,” said James Gower, Chairman and Chief Executive Officer of Rigel. “Last week, we announced the signing of a $46 million stock purchase agreement by MPM Capital, L.P., Frazier & Co., Alta Partners, and HBM BioVentures AG. We believe that our ability to attract such highly regarded venture groups is an endorsement of our clinical strategy, our leadership position in genomics, and the strength of our management and scientific teams.”

On April 30, 2003, Rigel announced that it has entered into a definitive stock purchase agreement to secure $46 million in funding. The financing will provide essential support for the Company’s current and near-term clinical product candidates in allergy, hepatitis C and rheumatoid arthritis. The closing of the financing and issuance of securities is subject to approval by Rigel’s stockholders and to the satisfaction of a number of other closing conditions.

About Rigel

Rigel’s mission is to become a source of novel, small-molecule drugs to meet large, unmet medical needs. The company’s business model is to develop a portfolio of drug candidates and to take these through phase II clinical trials, after which Rigel intends to seek partners for completion of clinical evaluation, regulatory approval and marketing. Rigel has identified three lead product development programs: mast cell inhibition to treat immunologic diseases such as asthma/allergy and autoimmune disorders, antiviral agents to treat hepatitis C, and ubiquitin ligases, a new class of cancer drug targets. Rigel has begun clinical testing of its first product candidate, for allergic rhinitis, and plans to begin clinical trials of two additional drug candidates for the treatment of hepatitis C and rheumatoid arthritis within the next twelve months. Rigel’s approach to drug discovery is based on advanced, proprietary functional genomics techniques that allow the company to identify targets with a demonstrable role in a disease pathway and to efficiently screen for those that are likely to be amenable to drug modulation.

This press release contains “forward-looking” statements, including statements related to Rigel’s business and financing strategy, drug development programs and clinical trial plans. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “believes,” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the successful completion of the proposed financing and the stockholders’ approval of additional measures related to the financing, timing and success of clinical trials as well as the risks detailed from time to time in Rigel’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002. Rigel does not undertake any obligation to update forward-looking statements.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended March 31,
	2003	2002
	(unaudited)
Revenues:
Contract revenues from collaborations	$4,497	$4,098

Operating expenses:
Research and devlopment	10,010	10,091

General and administrative	2,034	2,444

Total operating expenses	12,044	12,535

Loss from operations	(7,547)	(8,437)

Interest (expense)/income, net	(84)	65

Net loss	$(7,800)	$(8,372)

Net loss per common share, basic and diluted	$(0.17)	$(0.19)

Weighted average shares used in computing net loss per common share, basic and diluted	45,798	43,312

SUMMARY BALANCE SHEET DATA
(in thousands)

	March 31, 2003	December 31, 2002 (A)
	(unaudited)
Cash, cash equivalents and available for sale securities	$22,184	$27,291
Total assets	32,676	44,342
Stockholders equity	17,482	25,441

(A) Derived from audited financial statements